CHEVY CHASE BANK

CHANGE IN TERMS AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$9,000,000.00	07-28-2005	07-30-2007	9001	4A0 / 8120	0123877	40511	

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower: Paradigm Holdings, Inc.
2600 Tower Oaks Blvd., Suite 500
Rockville, MD 20852

Lender: Chevy Chase Bank, F.S.B.
Commercial Banking Division
7501 Wisconsin Avenue, 12th Floor
Bethesda, MD 20814

Principal Amount: $9,000,000.00 **Date of Agreement: March 30, 2006**

DESCRIPTION OF EXISTING INDEBTEDNESS. That certain Promissory Note from Borrower to Lender dated July 28, 2005, issued in conjunction with that certain Business Loan Agreement (Asset Based) of even date therewith, as modified by that certain Change in Terms Agreement dated March 16, 2006 (collectively, the "Loan Agreement").

DESCRIPTION OF CHANGE IN TERMS. Borrower and Lender hereby covenant and agree to further modify the Financial Covenants and Ratios section of the Loan Agreement as follows:

1. Borrower agrees to maintain, as of December 31, 2005 and March 31, 2006, a minimum Tangible Net Worth of not less that **$1,800,000.00**, which shall be increased to **$2,000,000.00** by June 30, 2006 and increased again by 50% of Borrower's net income for each fiscal year end beginning with fiscal year ending December 31, 2006.

2. Borrower agrees to maitain, as of December 31, 2005 and the end of each fiscal quarter thereafter, a minimum Debt Service Coverage Ratio of not less than **1.150 to 1.000**, which shall be increased to **1.500 to 1.000** by September 30, 2006.

3. Borrower agrees to maintain, as of December 31, 2005, a maximum Leverage Ratio of **9.100 to 1.000**, which shall be decreased to **7.500 to 1.000** by March 31, 2006, **5.500 to 1.000** by June 30, 2006, **5.250 to 1.000** by September 30, 2006, and **4.000 to 1.000** by December 31, 2006.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

CLARIFICATION OF GOVERNING LAW. Notwithstanding anything to the contrary in any of the documents, the parties agree that federal law governs the Agreement or Promissory Note, as the case may be, and Maryland law will apply only to the extent it is not otherwise superceded or preempted by federal law.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

PARADIGM HOLDINGS, INC.

By: Frank J Jakovac (Seal)
[redacted] of
Paradigm Holdings, Inc.
PRESIDENT + C.O.O. - FRANK J. JAKOVAC